                                                                   EXHIBIT 10.33

                                   SUBLEASE

                                    between

                         SATCON TECHNOLOGY CORPORATION

                                      and

                         NORTHROP GRUMMAN CORPORATION

                                     Dated

                               November 16, 1999

                                   SUBLEASE


     THIS SUBLEASE, made this 16 day of November 1999 between NORTHROP GRUMMAN CORPORATION, A Delaware corporation, having its principal office at 1840 Century Park East, Los Angeles, CA 90067 (hereinafter called "Sublessor"), and SatCon Technology Corporation, a Delaware Corporation, having its principal office at 161 First Street, Cambridge, MA 02142(hereinafter called "Sublessee").

WITNESSETH:

     WHEREAS, Friendship Realty Company, Inc. (hereinafter called "Lessor") and Westinghouse Electric Corporation entered into a lease agreement dated June 9, 1980 for a building located at 1745 W. Nursery Rd., Linthicum, MD., and for a lease term expiring on May 31, 2000, as amended by agreements dated October 12, 1992, March 8, 1993, and November 8, 1999 (the "Master Lease").

     WHEREAS, the Master Lease was subsequently assigned to Sublessor.

     WHEREAS, Sublessor desires to sublease a portion of the above property to Sublessee.

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

Premises
          1. (a) That for and in consideration of the payment by Sublessee of the rent hereinafter reserved and the performance by Sublessee of the covenants and agreements hereinafter agreed to be performed by it, and in accordance with all of the provisions hereinafter set forth, Sublessor does hereby sublet and demise unto the Sublessee and Sublessee does hereby take and hire from the Sublessor approximately 14,863 rentable square feet of space as illustrated on Exhibit A, in the premises at 1745 W. Nursery Rd., Linthicum, MD, which is leased to the Sublessor by the Lessor (the "Subleased Premises"), under the aforementioned lease (the "Master Lease") dated June 9, 1980 and amended most recently on October 12, 1992 and March 8, 1993.

          (b) Sublessor and Sublessee further agree that at Sublessee's option, for a period of six (6) months from the date of this Sublease, and upon prior written notice to the Sublessor by Sublessee, Sublessee shall have the right to expand the Subleased Premises into the area designated "Optional Space" as illustrated on Exhibit "A". All costs and expense of construction shall be the sole responsibility of the Sublessee. This option is subject to the Lessor approval rights as described in the Master Lease. Any expansion into the Optional Space will be allowed only after plans submitted by Sublessee to the Sublessor are approved by Sublessor and Lessor, which approval shall not be unreasonably withheld. A mutually acceptable amendment to this Sublease will be executed by Sublessor and Sublessee which changes the rentable square feet and rent, based upon the final footprint of the improvements of the Optional Space.

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          (c)  Construction of any improvements will be coordinated through the
          Sublessor and any construction management fees to the Lessor's Property Management firm will be the sole responsibility of the Sublessee.


Term
          2. (a) This Sublease is for the term beginning on the date the last signature is obtained on this Sublease and ending on March 31, 2002 subject to the provisions of Section 13.

          (b) Sublessee will be granted a sublease renewal option for the period April 1, 2002 through September 30, 2005, provided Sublessee is not in default of the Master Lease or Sublease provisions and Sublessee notifies Sublessor, in writing, Six (6) months in advance of any expiration.

          (c) Provided the Sublessor extends the term of the Master Lease beyond September 30, 2005 and the above described Master Lease extension occurs, Sublessee shall have the option to further extend the term of the Sublease for two (2) additional two (2) year periods, provided Sublessee is not in default of the Master Lease or Sublease provisions and Sublessee notifies Sublessor, in writing, six (6) months in advance of any expiration. Not withstanding the above, Sublessor shall be under no obligation to extend the Master Lease

          (d) Notwithstanding the foregoing, at anytime after the third anniversary of the commencement date, either party shall have the right to terminate this sublease at any time, upon six (6) months prior written notice to the other party hereto.

Use       3.   Sublessee shall use the Subleased Premises only for the same use as is allowed Sublessor pursuant to Section 1 of the Master Lease, a true and correct copy of which is attached hereto, as Exhibit "B" and made a part hereof. Sublessee will comply with any and all laws, ordinances, orders and regulations of any governmental authority which are applicable to its use of the Subleased Premises and shall comply with all provisions of the Master Lease.

Rents and Additional Rent

          4. (a) Sublessee shall pay Sublessor One Hundred Fifty Six Thousand Sixty Two dollars ($156,062.00), per year ("Annual Rent") ($10.50 per rentable square foot) payable in equal monthly installments of Thirteen Thousand Five and 17/100 dollars ($13,005.17) in advance on the first day of each month during the term of this sublease without deduction, set off or demand. Rent for any portion of a month shall be prorated on a thirty (30) day basis. Rent payments will be delivered to Sublessor's agent located at Northrop Grumman Corporation, P.O. Box 17319, Baltimore, MD 21203, Attn: Real Estate MS A465, or such other place as Sublessor may designate.

          (b) The Annual Rent set forth in paragraph 4.(a) above is comprised of $71,342.00 annually ("Base Rent") ($4.80 per rentable square foot) and $84,720.00 annually

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          ("Additional Rent") ($5.70 per rentable square foot) for services to include janitorial, exterior maintenance and repairs, snow and ice removal, water and sewer, real estate taxes and electric. The allocated cost for electrical consumption is $44,589.00 annually ($3.00 per rental square foot).

          (c) Sublessor and Sublessee each at its sole cost shall have the right to install an electrical submeter for the purpose of measuring the Sublessee's electrical consumption. Sublessee agrees to pay Sublessor the cost of electricity consumed by Sublessee based upon the same rates charged by the electrical provider to the Sublessor, including any prorata amount for surcharges or taxes. The Sublessor will deduct from the additional rent stated above in paragraph 4.(b) $44,589.00 annually ($3.00 per rentable square foot) if submetering is used to determine the cost of electric service provided to the Sublessee.

          (d) The Annual Rent obligation (Base Rent and Additional Rent) for any Sublessee option period shall increase by four (4) percent for each option period exercised by Sublessee.

By way of example:

---------------------------------------------------------------------------------------------
                                  Annual              Annual
Period                           Base Rent        Additional Rent        Total Annual Rent
---------------------------------------------------------------------------------------------
Sublease Start - 3/31/2002         $71,342.00              $84,720.00             $156,062.00
---------------------------------------------------------------------------------------------
First Option Period
    4/1/2002 - 9/30/2005           $74,195.68              $88,108.80             $162,304.48
---------------------------------------------------------------------------------------------
Second Option Period
   10/1/2005 - 9/30/2007           $77,163.51              $91,633.14             $168,796.65
---------------------------------------------------------------------------------------------
Third Option Period
   10/1/2007 - 9/30/2009           $80,250.05              $95,298.46             $175,548.51
---------------------------------------------------------------------------------------------

Assignments and Subletting

          5. Sublessee does not have the right to assign, or sublease to a third party any or all of the Subleased Premises. Sublessee may only assign this Sublease or further sublet the Subleased Premises or any part thereof with prior written consent of Sublessor and Lessor which consent may be withheld or conditioned by Sublessor or Lessor in their sole discretion. Sublessee shall give Sublessor 30 days prior written notice of any proposed subletting. Notwithstanding the above, no consent shall be required from Sublessor in connection with a sub-sublease or assignment to any entity with which Sublessee may merge, or to any entity acquiring substantially all of Sublessee's stock or assets and providing that no such transfer, assignment or sub-subletting shall relieve Sublessee from its duty to perform fully all of the agreements, covenants, and conditions set forth in this Sublease or the Master Lease. In addition Sublessee shall not transfer, assign or sub-sublet to any entity which would create a violation of Sublessors security requirements under its Government contracts.


Alterations, Additions or Improvements

          6. (a) Sublessee shall not make any alterations, additions or improvements, to the Subleased Premises without Sublessor's prior written consent, which consent shall not be unreasonably withheld or delayed and the written consent of the Landlord under the lease. All work done pursuant to this Section 6 shall be done in a good and workmanlike manner in full compliance with all applicable laws, and the structural integrity of the building shall not be impaired, and no liens shall attach to the Subleased Premises by reason thereof. Upon termination of this Sublease, such alterations, additions, or improvements shall, at the option of the Sublessor, (1) become the property of Sublessor, or (2) by notice given to Sublessee at the time Sublessor and Lessor approve such alterations, additions, or improvements be removed by the Sublessee at it's expense, provided that any part of the Subleased Premises affected by such removal shall be restored to its original condition, reasonable wear and tear excepted.

          (b) At the written request of the Sublessee, the Sublessor will coordinate and contract for any alteration, additions or improvements including the construction of the

          Optional Space as referenced in Section 1.(b) that the Sublessee may require from time to time. Sublessee agrees to reimburse Sublessor for all third party costs incurred by Sublessor in connection with any alteration, additions or improvements.


Preparation for Occupancy

          7. At the commencement of the term, Sublessee shall accept the Premises in its then "as is" condition. Sublessor shall not be required to perform work of any kind or nature.


Incorporation of Prime Lease

          8. This sublease is subordinate to and is subject to all of the terms of the Master Lease. All of the terms with which Sublessor is bound to comply under the Master Lease shall, to the extent that they apply to the Subleased Premises and except as otherwise provided herein, be binding upon Sublessee, and all of the obligations of Lessor set forth in the Master Lease shall, to the extent that they apply to the Subleased Premises, inure to Sublessee's benefit. It is the intention of the Sublessor and Sublessee that, except as otherwise provided in this sublease, the relationship between Sublessor and Sublessee shall be governed by the language of the various articles of the Master Lease as if they were typed out in this Sublease in full, and the words "Lessor" "Lessee" and "Lease" as used in the Master Lease, shall read, respectively, "Sublessor", "Sublessee" and "Sublease".


Quiet Enjoyment

          9. Sublessor covenants and agrees with Sublessee that upon Sublessee paying the Annual Rent reserved in this Sublease and observing and performing all of the other obligations, terms, covenants and conditions of this Sublease on Sublessee's part to be observed and performed, Sublessee may peaceably and quietly enjoy the Subleased Premises during the term; provided, however, that this Sublease shall automatically terminate upon termination or expiration of the Master Lease and Sublessee shall have no claim against Sublessor unless such termination was caused by the default of Sublessor in the performance of its obligations under the Master Lease which have been assumed by Sublessor under this Sublease and have not been assumed by Sublessee hereunder.

Notices 10. All notices, demands and requests which may be or are required to be given by either party to the other shall be in writing and shall be effective only upon receipt. All such notices, demands and requests shall be sent via registered U.S. mail postage prepaid, return receipt requested, addressed:

          to the Sublessor:   Northrop Grumman Corporation
                              1745 West Nursery Road
                              Linthicum, MD 21090
                              Attention: Real Estate Manager  MS-A465
                              Telephone: (410) 765-9120

          with a copy to:     Northrop Grumman Corporation
                              Real Estate Department
                              Legal Notices
                              1840 Century Park East
                              Los Angeles, California 90067
                              Telephone (310) 201-3227

          to the Sublessee:   SatCon Technology Corporation
                              161 First Street
                              Cambridge, MA 02142
                              Attention: General Counsel


          Either party may designate in writing any changes in address or addresses of substitute or additional persons to receive such notices. The effective date of service of any notice shall be the date such notice was received. Inability to deliver a notice, due to a change in address without notice by the addressee, shall be considered for all purposes under this Sublease, a delivered notice effective as of the mailing date.

Environmental

          11.  The following environmental provisions apply to this Sublease:

          (a) "Hazardous Materials" shall mean any material or substance (a) which is defined as a "hazardous substance", "hazardous waste", "extremely hazardous substance", "hazardous chemical," "toxic substance", "pollutant", "contaminant" or the like under any federal, state, or local environmental, or occupational health and safety, statute, law, regulation, rule or ordinance ("Environmental Laws", as more specifically defined below), (b) which contains polychlorinated biphenyls (PCBs), (c) which contains asbestos, (d) which is radioactive, or (e) the presence of which requires investigation or remediation under any Environmental Law, as well as any toxic or otherwise hazardous substance, material or waste which is or becomes regulated as such by any Environmental Law.

          (b) Without the prior written consent of Sublessor, Sublessee shall not cause, allow or permit the escape, disposal or release of Hazardous Materials in, around or from the Subleased Premises, except in accordance with all applicable Environmental Laws. Sublessee shall not store, use or allow the storage or use of Hazardous Materials in the interior of the Subleased Premises in any manner not sanctioned by law or the standards prevailing in the industry for handling and storage of such Hazardous Materials. Sublessee is specifically prohibited from storing Hazardous Materials in or around the exterior of the Subleased Premises. In the event that any such Hazardous Materials are required to be used by Sublessee in the ordinary course of its business, Sublessee shall keep in the Subleased Premises and supply a copy of same to Sublessor upon oral request, the uses of such substances, including a copy of the applicable Material Safety Data Sheet ("MSDS") if any, or other identification of such substances or materials. Sublessee shall remain strictly responsible and liable for any and all consequences, direct or indirect, resulting from the use of such Hazardous Materials in or around the Subleased Premises, including liability for all cost and expenses necessary to investigate and remediate such Hazardous Materials unless such Hazardous Materials were actually introduced to the subleased premises prior to the commencement date of this Sublease. With respect to Hazardous Materials introduced to the Subleased Premises after the commencement date of this Sublease, Sublessee shall, at its sole cost and expense, take any and all actions required to restore the Subleased Premises to their conditions prior to the commencement date of this Sublease, and in accordance with the requirements of any federal, state or local governmental agency.

          (c) Sublessee shall conduct all of its operations at the Subleased Premises in compliance with all federal, state and local statutes (including, but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended, (CERCLA); the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended (RCRA); the Clean Air Act, 42 U.S.C. 7401 et seq., as amended, the Clean Water Act, 33 U.S.C. Section 1251 et seq., as amended, the Occupational Health and Safety Act 29 U.S.C. Section 651 et seq., as amended, and all applicable federal, state and local statues related to health and safety and the environment now or hereafter enacted and any additions and amendments thereto and regulations enacted thereunder, ordinances, orders and requirements of common law, regarding, but not limited to, (i) discharges to the air, soil, surfaces or ground water; and (ii) handling, utilizing, storage, treatment or disposal of any Hazardous Materials as defined therein ("Environmental Laws"). Sublessee shall obtain all permits, licenses or approvals and shall make all notifications and registrations required by Environmental Laws and shall submit to Sublessor, upon request, for inspecting and copying all documents, permits, licenses, approvals, manifest and records required to be submitted and/or maintained by the provisions of the Environmental Laws. Sublessee shall provide promptly to Sublessor copies of any permits, licenses, approvals, notices of violations, summons, orders, complaints or other documents received by Sublessee pertaining to compliance with the Environmental Laws in the Subleased Premises.

          (d) Sublessee shall not store any hazardous material or equipment exterior to the building.

          (e) If, Sublessor has evidence that there has been a release of Hazardous Materials, Sublessor may require testing by an environmental testing entity mutually agreed to by both parties hereto to ascertain whether there has been a release of Hazardous Materials by Sublessee, its agents, servants, employees or business invitees, in or around the Subleased Premises. The reasonable costs of such testing shall be reimbursed by Sublessee to Sublessor. If Lessor or any applicable governmental agency requires environmental testing, then such testing shall be performed and paid for in the manner described above. Sublessee shall execute affidavits or representations, at Sublessor's request, stating that to the best of Sublessee's knowledge and belief after due inquiry, since the time that Sublessee took possession of the Subleased Premises, there have been no unauthorized releases of Hazardous Materials in, on or around the Subleased Premises.

          (f) Sublessee hereby agrees to indemnify Sublessor and Lessor and to hold Sublessor and Lessor harmless of, from and against any and all expense, loss, cost, damages, fines, penalties, loss of value to the leasehold estate or liability suffered by Sublessor by reason of Sublessee's breach of any of the provisions of this Section 11.

          (g) The provisions of this Section 11 shall survive the termination of Sublessee's tenancy of this Sublease.

Sublessor and Sublessee Responsibilities

          12. (a) Sublessee shall maintain and keep in good order and condition the building utility systems serving the Subleased Premises including, electrical, heating, air conditioning and plumbing systems. Except for Sublessee's negligence or intentional acts, Sublessor shall be responsible for the maintenance of the roof and building structure. Sublessor shall provide janitorial and trash removal services. Sublessor shall be responsible for payment of Real Estate Taxes. Sublessor shall allow Sublessee access to the Sublessor's toilet facilities. Sublessee shall not be obligated to make any repairs to the Subleased Premises that are a capital expenditure as determined by generally accepted accounting practices.

          (b) Sublessee shall comply with all rules, regulations and security requirements of the United States Government and its agencies as may be required by Sublessor.

          (c) Sublessee shall maintain and keep in good order and condition the interior of Subleased Premises.

          (d) Sublessee shall pay at its sole cost, for all maintenance and all improvements, ordinary and extraordinary, required due to its specific use of the Subleased Premises.

Termination

          13. This Sublease shall terminate upon the occurrence of any of the following:

          (a)  Full destruction of the Subleased Premises.

          (b) Any exercise of the power of eminent domain by any governmental authority, Federal, State, County, or municipal, or by any other party vested by law with such power which shall at any time prevent the full use and enjoyment of the Subleased Premises by Sublessee for the purposes set forth in Section 3.

          (c) Termination or Expiration of Sublessor's tenancy under the Master Lease.

Security 14. Sublessee shall comply with the overall physical security and fire protection requirements of the entire facility as well as the space occupied by the Sublessee as reasonably directed by the Sublessor. Sublessor shall maintain the existing building security monitoring, however Sublessor shall not be liable for and Sublessee will hold Sublessor harmless from any loss, damage, personal injury or death resulting from any occurrence on the Subleased Premises, unless caused by Sublessor's gross negligence or willful misconduct. Sublessor shall have complete access to the Subleased Premises provided Sublessor gives 24 hour notice to Sublessee except in the case of emergencies, in which case Sublessor shall be allowed access without prior notice to Sublessee.

Parking 15. Sublessee shall be allowed to park up to 40 automobiles on the adjacent remote Parking Lots in unreserved spaces. Sublessee will be allowed to park in front of the Subleased Premises in those areas illustrated on Exhibit "A".

Insurance 16. (a) The Sublessee covenants that it will not do nor permit to be done, nor keep nor permit to be kept upon the said premises, anything which will contravene the policy or policies of insurance against loss by fire or other causes, or which will increase the rate of fire or other insurance on the building on the premises beyond the

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

          rate in effect on the commencement date of this lease. Should any act of the Sublessee so increase said rate, then in addition to the rentals hereinabove provided for, the Sublessee shall be liable for such additional premium which shall be payable when billed, as additional rent, collectible in the same manner as the rents hereinabove provided for. Sublessee covenants that under no circumstances will it keep or permit to be kept, do or permit to be done in or about said Subleased Premises, anything of a character so hazardous as to render it difficult, impracticable or impossible to secure such insurance in companies acceptable to the Sublessor, and further, immediately upon notice, to remove from the Subleased Premises and/or desist from any practice deemed by the insurance companies or the Association of Fire Underwriters as so affecting the insurance risk.

          (b) Sublessee shall and will save and keep harmless and indemnify the Sublessor from and against any and all claims for damages whatsoever, and the cost of defending against the same, of any kind or nature, including personal injuries, arising in any manner or under any circumstances relating to Sublessee's use of the Subleased Premises during the term hereof, whether such damage, including personal injury, be sustained by the Sublessee or its officers, agents, employees or invitees or by other persons or corporations which seek to hold the Sublessor liable unless caused by Sublessor's gross negligence or willful misconduct. Sublessee further agrees to maintain comprehensive public liability and property damage insurance with an insurance company reasonably acceptable to Sublessor to protect the Sublessor in the minimum amount of $1,000,000 for each occurrence for bodily injury (or death) and/or property damage with a $2,000,000 aggregate. Such policy shall cover the entire Subleased Premises including any such sidewalk, streets and parking area adjoining Subleased Premises; shall be issued in form reasonably satisfactory to Sublessor; shall provide for at least twenty (20) days' notice to Sublessor before cancellation; and such policies or certificates thereof shall be delivered to Sublessor.

          (c) Sublessee and Sublessor each hereby waives any and all rights of recovery against the other or against the officers, employees, agents and representatives of the other, for loss or damage to such waiving party or its property or the property of others under its control, where such loss or damage is insured against under any insurance policy in force at the time of such loss or damage. Sublessee and Sublessor shall, upon obtaining the policies of insurance required hereunder, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Sublease.


Sublessor Obligations to Lessor

          17. Pursuant to the Master Lease, Sublessor shall be and remain liable to Lessor for payment of rent and all other amounts provided for in the Lease and to keep and be bound by all the terms, conditions and covenants of the Lease.


Applicable Law

          18. This Sublease shall be construed in accordance with, and its performance shall be governed by, the laws of the state of Maryland.

               IT IS FURTHER CONVENANTED AND AGREED by and between the parties hereto that the convenants and agreements herein contained shall bind and inure to the benefit of the Sublessor and the Sublessee and their respective successors and assigns.

     IN WITNESS WHEREOF, the Sublessor and the Sublessee have caused this agreement to be executed by their duly authorized officers as of the day and year first above written.

WITNESS:                           NORTHROP GRUMMAN CORPORATION

/s/ Dawn Katje                     By: /s/ Albert Myers
-------------------------------    -------------------------------------------
Dawn Katje                         Its: Corporate Vice President and Treasurer
Administrative Assistant

WITNESS:                           SATCON
/s/ Michael C. Turmelle            By: /s/ David B. Eisenhaure
-------------------------------    ------------------------------------------
Michael C. Turmelle                Its: President
CFO                                     -------------------------------------

                                      11